Filed with the Securities and Exchange Commission on August 23, 2002

Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

P.F. CHANG’S CHINA BISTRO, INC.

(Exact name of registrant as specified in its charter)

Delaware	86-0815086

(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

15210 N. Scottsdale Road, Suite 300
Scottsdale, Arizona 85254

(Address of principal executive offices) (Zip code)

P.F. Chang’s China Bistro, Inc. 1998 Stock Option Plan

P.F. Chang’s China Bistro, Inc. 1999 Nonstatutory Stock Option Plan

(Full title of the plan)

Richard L. Federico
Chief Executive Officer and
Chairman of the Board of Directors
P.F. Chang’s China Bistro, Inc.
15210 N. Scottsdale Road, Suite 300
Scottsdale, Arizona 85254

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (602) 957-8986.

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount	offering price per	aggregate offering	Amount of
to be registered[1]	to be registered[2]	share[3]	price	registration fee

1998 Stock Option Plan

Common Stock	100,206	$30.57	$3,063,297

($0.001 par value)	899,794	$31.90	$28,703,429

1999 Nonstatutory Stock Option Plan

Common Stock	796,124	$23.98	$19,091,054

($0.001 par value)	3,876	$31.90	$123,644

Total			$50,981,424	$4,690.29

1 The securities to be registered include options, restricted stock awards and rights to acquire Common Stock.

2 Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

3 Estimated pursuant to Rule 457(h) solely for purposes of calculating the registration fee. As to shares subject to outstanding but unexercised options under both the 1998 Stock Option Plan and the 1999 Nonstatutory Stock Option Plan, the price is computed on the basis of the average weighted exercise price for such options. As to the remaining shares under the 1998 Stock Option Plan and the 1999 Nonstatutory Stock Option Plan, the price is based upon the average of the high and low prices of the Common Stock on August 16, 2002, as reported on the NASDAQ National Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

                  P.F. Chang’s China Bistro, Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents:

                  (a)      The Company’s Annual Report on Form 10-K containing audited financial statements for the Company’s latest fiscal year ended December 30, 2001, as filed with the Commission on February 19, 2002.

                  (b)      The Company’s Quarterly Report on Form 10-Q containing unaudited financial statements for the quarter ended March 31, 2002, as filed with the Commission on April 25, 2002.

                  (c)      The Company’s Quarterly Report on Form 10-Q containing unaudited financial statements for the quarter ended June 30, 2002, as filed with the Commission on July 25, 2002.

                  (d)      All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the document referred to in (a) above.

                  (e)      The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities

                  The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

                  Inapplicable.

Item 6.	Indemnification of Directors and Officers

                  Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, we have adopted provisions in our Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability our directors to us and to our stockholders for monetary damages for breach or alleged breach of the duty of care.

                  Section 145 of the Delaware General Corporation Law provides generally that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.

                  Our By-laws provide for indemnification (to the full extent permitted by the Delaware General Corporation Law) of directors, officers, employees and other agents of the Company against all expenses, liability and loss (including attorney’s fees, judgment, fines, ERISA excise taxes or penalties, amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to such person under applicable law, the By-Laws or any agreement with us) reasonably incurred or suffered by such person in connection therewith, subject to certain provisions. Our By-Laws also empower us to maintain directors and officers liability insurance coverage and to enter into indemnification agreements with our directors, officers, employees or agents.

                  These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption From Registration Claimed

                  Inapplicable.

Item 8.	Exhibits

                  See Exhibit Index.

Item 9.	Undertakings

                  The undersigned registrant hereby undertakes:

                  (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

                           (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on August 22, 2002.

P.F. CHANG’S CHINA BISTRO, INC.

By:	/s/ Richard L. Federico

Richard L. Federico Chief Executive Officer and Chairman of the Board or Directors

POWER OF ATTORNEY

         The officers and directors of P.F. Chang’s China Bistro, Inc. whose signatures appear below, hereby constitute and appoint Richard L. Federico and Kristina K. Cashman, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on August 22, 2002.

Signature	Title

/s/ Richard L. Federico Richard L. Federico	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ Kristina K. Cashman Kristina K. Cashman	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

/s/ Kenneth J. Wessels Kenneth J. Wessels	Director

/s/ R. Michael Welborn R. Michael Welborn	Director

/s/ James G. Shennan, Jr. James G. Shennan, Jr.	Director

/s/ F. Lane Cardwell, Jr. F. Lane Cardwell, Jr.	Director

EXHIBIT INDEX

4.1	Amended and Restated Articles of Incorporation of the Company is incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q for the quarterly period ended March 31, 2002 filed with the Securities and Exchange Commission effective April 25, 2002.

4.2	Amended and Restated Bylaws of the Company are incorporated by reference to Exhibit 3.2 to the Company’s Form 10-Q for the quarterly period ended September 30, 2001 filed with the Securities and Exchange Commission effective October 24, 2001.

5	Legal Opinion of Gray Cary Ware & Freidenrich LLP

23.1	Consent of Counsel (included in Exhibit 5)

23.2	Consent of Independent Auditors

24	Power of Attorney (included in signature pages to this registration statement)